As filed with the Securities and Exchange Commission on December 2, 2005

Registration No. 333-[            ]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

AVANEX CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	94-3285348
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

40919 Encyclopedia Circle

Fremont, California 94538

(510) 897-4188

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Jo S. Major, Jr.

President and

Chief Executive Officer

Avanex Corporation

40919 Encyclopedia Circle

Fremont, California 94538

(510) 897-4188

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark A. Bertelsen, Esq.

Burke F. Norton, Esq.

Daniel J. Weiser, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Stock, par value $0.001 per share	57,079,894 shares	$0.65	$37,101,931.10	$3,969.91

(1)	Please refer to the “Selling Security Holders” section of the prospectus that is a part of this Registration Statement for a description of what comprises the 57,079,894 shares of Common Stock being registered. In accordance with Rule 416(a), the Registrant is also registering hereunder an indeterminate number of shares of Common Stock that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of computing the amount of the registration fee and computed pursuant to Rule 457 under the Securities Act of 1933 based upon the average of the high and low prices of the common stock of the Registrant on November 29, 2005 as reported on the Nasdaq National Market.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

(Subject to completion, dated December 2, 2005)

57,079,894 Shares

AVANEX CORPORATION

Common Stock

The selling security holders of Avanex Corporation (“Avanex,” “we,” or “the Company”) identified on page 23 of this prospectus may offer and resell up to 57,079,894 shares of our common stock, including shares issuable to certain selling security holders (i) upon conversion of certain amended and restated senior secured convertible notes at the conversion price and (ii) upon exercise of certain amended and restated warrants at the exercise price. We will not receive any proceeds from the sale of shares by the selling security holders. We originally issued the notes and the warrants to the selling security holders in private transactions.

Our common stock is listed on the Nasdaq National Market under the symbol “AVNX.” On December 1, 2005, the last reported sale price of our common stock was $0.75 per share.

THIS OFFERING INVOLVES MATERIAL RISKS. SEE “ RISK FACTORS” BEGINNING ON PAGE 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated ___, _____

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with different information.

The shares of common stock are not being offered in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the prospectus or any prospectus supplement.

THE COMPANY

We are a global provider of cost-effective, high-performance photonic processing solutions that enable optical communications networks to achieve next-generation performance.

Our photonic processing solutions are used by telecommunications system integrators and their network carrier customers to enhance system performance and increase network speed and efficiency. Communications network carriers deploy fiber optic transmission systems to improve the networks’ ability to transmit and manage the high volume of voice, video and data traffic generated by the growth of the Internet and other bandwidth intensive applications. Our photonic processing technologies are designed to increase the performance of these optical transmission systems.

Fundamentally, photonic processing technologies increase the speed and capacity of fiber optic networks. More specifically, these technologies generate and receive wavelengths of light, increase the number of wavelengths of light that can travel on fiber optic networks, and extend the distance an optical signal can travel without electrical regeneration, a process which adds expense and complexity to network transmission systems. Unlike optical system components, our photonic processing solutions perform optical signal processing and influence systems architecture. Our photonic processor solutions include discrete devices, modules or sub-systems with built-in optical processing algorithms.

Our product portfolio is organized into two product groups: Active Optical Solutions and Passive Optical Solutions. These product groups are comprised of the following product lines: Transmission, Integrated Optics, Amplification, and Network Managed Subsystems, which are Active Optical Solutions, and Micro-Optics and Integrated Modules and Dispersion Compensation, which are Passive Optical Solutions. Within each of these solution categories, we have numerous products to address the needs of our customers.

We were founded in October 1997, and began making volume shipments of our products during the quarter ended September 30, 1999. We were incorporated in October 1997 as a California corporation, and in January 2000, were reincorporated as a Delaware corporation. Our principal executive office is located at 40919 Encyclopedia Circle, Fremont, California, 94538. Our telephone number is (510) 897-4188, and our Internet home page is located at www.avanex.com; however, the information on, or that can be accessed through, our website is not part of this prospectus. In addition to our facilities in Fremont, we also maintain facilities in Erwin Park, N.Y., Shanghai, China, Nozay, France, San Donato, Italy, and Bangkok, Thailand.

RECENT DEVELOPMENTS

On May 19, 2005, we issued an aggregate of $35 million principal amount of 8.0% senior secured convertible notes due 2008 (the “Notes”) and related warrants in a private placement to institutional investors. On October 25, 2005 and November 2, 2005, we filed Current Reports on Form 8-K announcing the receipt of letters from certain investors asserting the existence of an event of default under the Notes. On November 8, 2005, Avanex and each holder of the Notes entered into a separate Amendment Agreement (each an “Amendment Agreement” and collectively the “Amendment Agreements”). Pursuant to each Amendment Agreement, each investor agreed to withdraw the purported default notice, if any, delivered by such investor. In addition, Avanex and each investor entered into a mutual release. Avanex also agreed to pay to each investor a release amount which, in the aggregate, totaled $3,500,000.

In addition, pursuant to the Amendment Agreement, Avanex and each investor agreed to amend and restate such investor’s Notes (the “Amended and Restated Notes”), principally with the effect of lowering the conversion price from $1.21 to $0.90 per share of common stock. The Amended and Restated Notes are now, therefore, convertible into an aggregate of 38,888,890 shares of common stock. The conversion price is subject to adjustment upon specified events, including a broad price-based antidilution provision that contains a floor price of $0.7279 (subject to adjustment for stock splits, combinations or similar events). The floor price can be eliminated upon receipt of stockholder approval of the issuance of the common stock underlying the Amended and Restated Notes, which approval Avanex has agreed to seek. Avanex’s obligations under the Amended and Restated Notes are secured by substantially all of the assets of Avanex, substantially all of the assets of the domestic subsidiaries of Avanex, a pledge of all capital stock of the domestic subsidiaries of Avanex, and a pledge of 65% of the capital stock of the non-U.S. subsidiaries of Avanex. In addition, Avanex’s obligations under the Amended and Restated Notes are guaranteed by its domestic subsidiaries.

Pursuant to each Amendment Agreement, Avanex and each investor also agreed to amend and restate such investor’s warrants (the “Amended and Restated Warrants”), principally with the effect of lowering the exercise price from $1.5125 to $1.13 per share of common stock. The Amended and Restated Warrants are exercisable to purchase up to 8,677,689 shares of our common stock and are subject to adjustment upon specified events, including a broad price-based antidilution provision that contains a floor price of $0.7279 (subject to adjustment for stock splits, combinations or similar events). The floor price can be eliminated upon receipt of stockholder approval of the issuance of the common stock underlying the warrants, which approval Avanex has agreed to seek. The warrants are exercisable until May 2008.

Pursuant to the Amendment Agreement, we also agreed to register for resale the shares of our common stock issuable upon conversion of the Amended and Restated Notes and the shares issuable upon exercise of the Amended and Restated Warrants. Pursuant to that agreement, we have filed with the Securities and Exchange Commission, or SEC, a registration statement, of which this prospectus is a part, to register for resale those shares.

For more information regarding these developments, please refer to our Current Report on Form 8-K filed with the SEC on November 9, 2005.

RISK FACTORS

Investors should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks and investors may lose all or part of their investment. In assessing these risks, investors should also refer to the other information contained or incorporated by reference herein.

I. Financial and Revenue Risks.

We have a history of negative cash flow and losses, which is likely to continue if we are unable to increase our revenues and further reduce our costs.

We have never been profitable. We have experienced operating losses in each quarterly and annual period since our inception in 1997, and we may continue to incur operating losses for the foreseeable future. As of September 30, 2005, we had an accumulated deficit of $636.4 million. Also, for the first quarter of fiscal 2006, and each of our prior fiscal years, we had negative operating cash flow, and we expect to continue to incur negative operating cash flow in future periods. In addition, our acquisitions of the optical components businesses of Alcatel, Corning and Vitesse Semiconductor have increased our operating losses. These factors may impair our ability to continue as a going concern.

Due to insufficient cash generated from operations, we have funded our operations primarily through the sale of equity securities, debt securities, bank borrowings, equipment lease financings, acquisitions and other strategic transactions. Although we implemented cost reduction programs in fiscal 2004 and 2005, we continue to have significant fixed expenses, and we expect to continue to incur considerable manufacturing, sales and marketing, product development and administrative expenses. In addition, we completed our acquisitions of the optical components businesses of Alcatel and Corning in July 2003 and Vitesse in August 2003. The costs and operating expenses of the combined company are significantly greater than the costs and operating expenses of Avanex as a stand-alone company. As a result, the combined operations of Avanex and the optical components businesses of Alcatel, Corning and Vitesse have substantially increased the rate at which Avanex uses its cash resources. If we fail to generate higher revenues and increase our gross margins while containing our costs and operating expenses, our financial position will be harmed significantly. Our revenues may not grow in the future, and we may never generate sufficient revenues to achieve profitability. This may impair our ability to continue as a going concern.

If we do not reduce costs and improve our gross margins, our financial condition and results of operations will be adversely impacted.

Our ability to achieve profitability depends on our ability to control costs and expenses in relation to sales and to increase our gross margin. During the first quarters of fiscal 2006 and 2005, our gross margin as a percent of revenue was positive 5% and negative 3%, respectively. During fiscal 2005 and 2004, our gross margin percentage was negative 3% and negative 25%, respectively. Because a significant portion of our manufacturing costs is relatively fixed, our inability to maintain appropriate manufacturing capacity in relation to our sales could negatively impact our gross margin. We may not achieve manufacturing cost levels that will allow us to achieve acceptable gross margins.

The central theme of our manufacturing strategy is the reduction of fixed costs. We are working to minimize fixed costs through the extensive use of contract manufacturing and the relocation of most of our manufacturing operations to a central facility in Bangkok, Thailand. While this is an accepted model of manufacturing in many electronic industries, the use of this model is relatively untested within the optical industry. As such, we may face execution issues during the implementation period including difficulties managing our supply chain and deliveries to our customers. From a financial viewpoint, should these difficulties occur, we could see negative impacts to revenue, gross margin and inventory levels.

In addition, over our limited operating history, the average selling prices of our existing products have decreased, and we expect this trend to continue. However, our overall product mix has shifted toward products with higher levels of integration, which we typically sell at higher unit prices. Future price decreases may be due to a number of factors, including competitive pricing pressures, rapid technological change and sales discounts. Therefore, to improve our gross margin, we must develop and introduce new products and product enhancements on a timely basis and reduce our costs of production. Moreover, as our average selling prices decline, we must increase our unit sales volume, or introduce new products, to maintain or increase our revenues. If our average selling prices decline more rapidly than our costs of production, our gross margin will decline, which could adversely impact our business, financial condition and results of operations. If we are unable to generate positive gross margins in the future, our cash flows from operations would be negatively impacted, and we would be unable to achieve profitability.

We may not realize the anticipated benefits from our restructuring efforts.

As part of our cost reduction efforts, over the past several years we have implemented various restructuring programs to realign our resources in response to the changes in the industry and customer demand. We recently initiated additional restructuring actions, which will result in charges that have a material effect on our results of operations and our financial position. We may initiate future restructuring actions, which are likely to result in charges that could affect our results of operations or financial position. There can be no assurance that we will realize the benefits we anticipate from our current or future restructuring programs or that such programs will reduce our operating expenses and improve our cost structure.

We may have difficulty obtaining additional capital because of reduced funding of and lending to companies in the optical components industry.

The optical components sector of the telecommunications industry, in which we operate, has been severely affected by the downturn in the global economy. As a result, companies in this sector have experienced difficulty in raising capital, whether through equity or debt financing transactions. During the first quarters of fiscal 2006 and 2005, we incurred net losses of $16.9 million and $22.3 million, respectively, and our balance of unrestricted cash, cash equivalents and short-term investments decreased from $65.7 million at June 30, 2004 to $46.0 million at September 30, 2005. These factors cast substantial uncertainty on our ability to continue as an ongoing enterprise for a reasonable period of time. Our ability to continue as an ongoing enterprise in our current configuration is dependent on us securing additional funding. We do not believe that the proceeds from the recent private placement in May 2005 and our existing cash balances will be sufficient to fund our operations for the next twelve months, and as a result, we expect to need to secure additional funding to finance our operations. It may be difficult for us to raise additional capital if and when it is required. In addition, the holders of the notes issued in the recent private placement have imposed certain restrictive covenants, including limits on our future indebtedness and limits on our ability to incur future liens and make certain restricted payments, which could make it more difficult for us to obtain any necessary financing in the future for working capital, capital expenditures or other purposes. If adequate capital is not available to us as required, or if it is not available on favorable terms, our business and financial condition would be adversely affected.

Our future revenues and operating results are inherently unpredictable, and as a result, we may fail to meet the expectations of securities analysts or investors, which could cause our stock price to decline.

Our revenues and operating results have fluctuated significantly from quarter-to-quarter in the past, and may continue to fluctuate significantly in the future. Factors that are likely to cause these fluctuations, some of which are outside of our control, include, without limitation, the following:

•	the current economic environment and other developments in the telecommunications industry, including the severe business setbacks of customers or potential customers and the current perceived oversupply of communications bandwidth;

•	the mix of our products sold, including inventory items with low product costs;

•	our ability to control expenses;

•	fluctuations in demand for and sales of our products, which will depend upon the speed and magnitude of the transition to an all-optical network, the acceptance of our products in the marketplace, and the general level of spending on infrastructure projects in the telecommunications industry;

•	cancellations of orders and shipment rescheduling;

•	changes in product specifications required by customers for existing and future products;

•	satisfaction of contractual customer acceptance criteria and related revenue recognition issues;

•	our ability to maintain appropriate manufacturing capacity, and particularly to limit excess capacity commensurate with the volatile demand levels for our products;

•	our ability to successfully complete a transition to an outsourced manufacturing model;

•	the ability of our outsourced manufacturers to timely produce and deliver subcomponents, and possibly complete products in the quantity and of the quality we require;

•	the current practice of companies in the telecommunications industry of sporadically placing large orders with short lead times;

•	competitive factors, including the introduction of new products and product enhancements by competitors and potential competitors, pricing pressures, and the competitive environment in the markets into which we sell our photonic processing solutions and products, including competitors with substantially greater resources than we have;

•	our ability to effectively develop, introduce, manufacture, and ship new and enhanced products in a timely manner without defects;

•	the availability and cost of components for our products;

•	new product introductions that may result in increased research and development expenses and sales and marketing expenses that are incurred in one quarter, with revenues, if any, that are not recognized until a subsequent or later quarter;

•	the unpredictability of customer demand and difficulties in meeting such demand;

•	costs associated with, and the outcome of, any litigation to which we are, or may become, a party; and

•	customer perception of our financial condition and resulting effects on our orders and revenue.

A high percentage of our expenses, including those related to manufacturing, engineering, sales and marketing, research and development, and general and administrative functions, is fixed in the short term. As a result, if we experience delays in generating and recognizing revenue, our quarterly operating results are likely to be seriously harmed.

Due to these and other factors, we believe that quarter-to-quarter comparisons of our operating results may not be meaningful. Our results for one quarter should not be relied upon as any indication of our future performance. It is possible that in future quarters our operating results may be below the expectations of public market analysts or investors. If this occurs, the price of our common stock would likely decrease.

A lack of effective internal control over financial reporting could result in an inability to accurately report our financial results, which could lead to a loss of investor confidence in our financial reports and have an adverse effect on our stock price.

Effective internal controls are necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed. We have in the past discovered, and may in the future discover, deficiencies in our internal controls. For example, in connection with our management’s evaluation of our internal control over financial reporting as of June 30,

2005, management identified several control deficiencies that constitute material weaknesses. As more fully described below and in Item 9A of our Annual Report on Form 10-K for the year ended June 30, 2005, as of June 30, 2005, our management concluded that we did not maintain effective controls over the following:

•	Company-level controls;

•	Controls at our subsidiary location in Nozay, France;

•	Review procedures over general ledger journal entries;

•	Controls over the disbursement of funds;

•	Controls over inventory procurement;

•	Controls over income tax provision; and

•	Controls over stock option administration.

Our management determined that these control deficiencies could result in the misstatement of any reported line item in our balance sheet or in our statement of operations, which could result in a material misstatement to annual or interim financial statements that would not be prevented or detected. Accordingly, management determined that these control deficiencies constitute material weaknesses. As a result of the material weaknesses identified, our management concluded that our internal control over financial reporting was not effective as of June 30, 2005. See Item 9A of our Annual Report on Form 10-K for the year ended June 30, 2005. During the first quarter of fiscal 2006, we began remediating the material weaknesses described in our 2005 Form 10-K; however, as of September 30, 2005, we have not completed the remediation of these material weaknesses. See Part I, Item 4 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. In addition, we recently commenced operations in China and Thailand and are currently in the process of documenting internal controls over financial reporting in such locations; however, we have not yet begun the process of testing and evaluating such controls.

A failure to implement and maintain effective internal control over financial reporting, including a failure to implement corrective actions to address the control deficiencies identified above, could result in a material misstatement of our financial statements or otherwise cause us to fail to meet our financial reporting obligations. This, in turn, could result in a loss of investor confidence in the accuracy and completeness of our financial reports, which could have an adverse effect on our business and operating results and our stock price, and we could be subject to stockholder litigation.

Our stock price is highly volatile.

The trading price of our common stock has fluctuated significantly since our initial public offering in February 2000, and is likely to remain volatile in the future. For example, since July 1, 2004, our common stock has closed as low as $0.63 and as high as $3.73 per share. The trading price of our common stock could be subject to wide fluctuations in response to many events or factors, including the following:

•	quarterly variations in our operating results;

•	significant developments in the businesses of telecommunications companies;

•	changes in financial estimates by securities analysts;

•	changes in market valuations or financial results of telecommunications-related companies;

•	announcements by us or our competitors of technology innovations, new products, or significant acquisitions, strategic partnerships or joint ventures;

•	any deviation from projected growth rates in revenues;

•	any loss of a major customer or a major customer order;

•	the ability to meet our debt obligations;

•	additions or departures of key management or engineering personnel;

•	any deviations in our net revenue or in losses from levels expected by securities analysts;

•	activities of short sellers and risk arbitrageurs;

•	future sales of our common stock or the availability of additional financing;

•	volume fluctuations, which are particularly common among highly volatile securities of telecommunications-related companies; and

•	material weaknesses in internal controls

In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many high technology companies, which often has been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock. As long as we continue to depend on a limited customer base and a limited number of products, there is substantial risk that our quarterly results will fluctuate.

In July 2003, we issued an aggregate of 56,844,376 shares of our common stock to Alcatel and Corning Incorporated in connection with our acquisitions of the optical components businesses of Alcatel and Corning. Alcatel and Corning own shares of Avanex common stock representing 19.5% and 7.4%, respectively, of the outstanding shares of Avanex common stock as of November 9, 2005. In connection with these acquisitions, we entered into a stockholders’ agreement with Alcatel and Corning. Pursuant to the stockholders’ agreement, we registered 56,844,376 shares of common stock on behalf of Alcatel and Corning in July 2004. While certain restrictions on transfer have applied for a period of two years following the completion of our acquisitions of the optical components businesses of Alcatel and Corning, these restrictions on transfer recently expired with respect to Corning. Alcatel has agreed to extend certain restrictions on transfer applicable to it such that Alcatel will not sell any shares that it currently holds until December 31, 2005. From January 1, 2006 through June 30, 2006, Alcatel would be permitted to sell one-third of its shares, and from July 1, 2006 through December 31, 2006, Alcatel would be permitted to sell another one-third of its shares. After January 1, 2007, Alcatel would no longer be subject to such selling restrictions. Notwithstanding such selling restrictions, Alcatel would be free to sell any of its shares if the sales price was at least $2.00. Nevertheless, Corning may now sell its entire holding of our common stock in the public market, which could cause the market price of our common stock to fall, and could make it more difficult for us to raise capital through public offerings or other sales of our capital stock. If Alcatel, Corning or our other stockholders sell substantial amounts of our common stock in the public market during a short period of time, our stock price may decline significantly.

If the investors in our May 2005 financing convert their notes or exercise their warrants, it will have a dilutive effect upon our stockholders.

In May 2005 we issued notes and warrants to certain institutional investors and in November 2005 certain terms of such convertible note financing were amended. Pursuant to the terms of the amended and restated notes, the holders of such notes may convert the notes into shares of common stock at any time prior to their maturity at a conversion price of $0.90, subject to broad price-based antidilution provisions. The antidilution provisions also provide for an adjustment for stock splits and certain other situations specified in the notes. Subject to certain conditions, at any time after May 19, 2007, we can automatically convert all of the outstanding notes into common stock if the weighted average price of the common stock of Avanex equals or exceeds 175% of the conversion price for a specified period. The warrants are exercisable for a term of 3 years at an exercise price of $1.13 per share, subject to broad price-based antidilution provisions similar to the provisions set forth in the notes. If the institutional investors convert the notes or exercise the warrants, we will issue shares of our common stock and such issuances will be dilutive to our stockholders. For example, if the institutional investors were to convert the notes in full at the current conversion price we would be obligated to issue 38,888,890 shares of common stock, and if such investors were to exercise the warrants in full at the current exercise price we would be obligated to issue 8,677,689 shares of common stock, for an aggregate of 47,566,579 shares of common stock. Such shares represent 24.6% of the outstanding shares of Avanex common stock (assuming such conversion and exercise) as of November 9, 2005. Because the conversion price of the notes and the exercise price of the warrants may be adjusted from time to time in accordance with the provisions of the notes and the warrants, the number of shares that could actually be issued may be greater than the amount described above. In addition, if such institutional investors or our other stockholders sell substantial amounts of our common stock in the public market during a short period of time, our stock price may decline significantly.

We substantially increased our outstanding indebtedness with the issuance of senior convertible notes and we may not be able to pay our debt and other obligations.

In May 2005 we issued notes in the aggregate principal amount of $35 million in a private placement to certain institutional investors. The notes accrue interest at a rate of 8% per annum, subject to adjustment, with accrued interest payable quarterly in arrears in cash, and with interest for the first two years pre-paid to such investors on the closing of the transaction. By issuing the notes we increased our indebtedness substantially. In addition, the holders of the notes have imposed certain restrictive covenants, including limits on our future indebtedness and limits on our ability to incur future liens and make certain restricted payments. Upon a change of control (as defined in the notes), the holders of the notes will have certain redemption rights. An event of default would occur under the notes for a number of reasons, including our failure to pay when due any principal, interest or late charges on the notes, certain defaults on our indebtedness, certain events of bankruptcy and our breach or failure to perform certain representations and obligations under the notes. Upon the occurrence of an event of default, our obligations under the notes may become due and payable in accordance with the terms thereof, and the investors will have the right to proceed against the security interest granted in the collateral described below. Our obligations under the notes are secured by substantially all of our assets, substantially all of the assets of our domestic subsidiaries, and a pledge of 65% of the capital stock of our non-U.S. subsidiaries, or collateral. In addition, the Registrant’s obligations under the notes are guaranteed by its domestic subsidiaries.

As a result, the issuance of the notes may or will:

•	make it more difficult for us to obtain any necessary financing in the future for working capital, capital expenditures or other purposes;

•	make it more difficult for us to be acquired;

•	require us to dedicate a substantial portion of our cash flow from operations and other capital resources to debt service;

•	limit our flexibility in planning for, or reacting to, changes in our business;

•	make us more vulnerable in the event of a downturn in our business or industry conditions; and

•	place us at a competitive disadvantage to any of our competitors that have less debt.

If we are unable to satisfy our payment obligations under the notes or otherwise are obliged to repay the notes prior to the due date, we could default on such notes, in which case our available cash could be depleted, perhaps seriously, and our ability to fund operations could be materially harmed. In addition, if we are not able to satisfy our obligations under the notes, the noteholders could exercise their rights as secured creditors, which may include taking control of the collateral and selling it to satisfy our obligations, which would have an adverse effect on our business and stock price.

Changes in accounting rules could affect our future operating results.

Financial statements are prepared in accordance with U.S. generally accepted accounting principles. These principles are subject to interpretation by various governing bodies, including the Financial Accounting Standards Board and the Securities and Exchange Commission, which interpret and create appropriate accounting regulations. A change from current accounting regulations could have a significant effect on our results of operations. For example, on December 16, 2004, FASB issued FASB Statement No. 123R, “Share-Based Payment.” Under SFAS 123R, all shared-based payments to employees, including grants of employee stock options, are to be expensed in the financial statements based on their fair value determined by applying a fair value measurement method. We adopted SFAS 123R on July 1, 2005, which had an unfavorable impact of $442,000 to our results of operations for the quarter ended September 30, 2005 and will likely continue to have a material impact on our results of operations in future quarters.

II. Market and Competitive Risks.

Market conditions in the telecommunications industry may significantly harm our financial position.

In the past several years, there has been a significant reduction in spending in the telecommunications industry. Certain large telecommunications companies who were customers or potential customers of ours have suffered severe business setbacks and face uncertain futures. There is currently a perception that an oversupply of communications bandwidth exists. This perceived oversupply, coupled with the current economic environment, may lead to the continuation of lower telecommunications spending, and our customers may continue to cancel, defer or significantly reduce their orders for our products.

We sell our products primarily to a few large customers in the telecommunications industry. Two customers (including sales to their contract manufacturers) accounted for an aggregate of 32% and 14%, respectively, of our net revenue for the first quarter of fiscal 2006. We expect that the majority of our revenues will continue to depend on sales of our products to a small number of customers. If current customers do not continue to place significant orders, or if they cancel or delay current orders, we may not be able to replace these orders. In addition, any negative developments in the business of existing customers could result in significantly decreased sales to these customers, which could seriously harm our revenues and results of operations. We have experienced, and in the future we may experience, losses as a result of the inability to collect accounts receivable, as well as the loss of ongoing business from customers experiencing financial difficulties. If our customers fail to meet their payment obligations, we could experience reduced cash flows and losses in excess of amounts reserved. Because of our reliance on a limited number of customers, any decrease in revenues from, or loss of, one or more of these customers without a corresponding increase in revenues from other customers would harm our operating results.

Except for Alcatel, our customers are under no obligation to buy significant quantities of our products, and may cancel or delay purchases with minimal advance notice to us.

Our customers typically purchase our products pursuant to individual purchase orders. While we have executed long-term contracts with some of our customers, and may enter into additional long-term contracts with other customers in the future, these contracts do not obligate our customers to buy significant quantities of our products, except for our supply agreement and frame purchase agreement with Alcatel, which will expire on October 5, 2007. Our customers may cancel, defer or decrease purchases without significant penalty and with little or no advance notice. Further, certain of our customers have a tendency to purchase our products near the end of a fiscal quarter. Cancellation or delays of such orders may cause us to fail to achieve that quarter’s financial and operating goals. Decreases in purchases, cancellations of purchase orders, or deferrals of purchases may significantly harm our business, particularly if they are not anticipated.

We experience intense competition with respect to our products.

We believe that our principal competitors in the optical systems and components industry include Bookham Technology, CyOptics, DiCon Fiberoptics, Eudyna, Finisar, Fujitsu, Furukawa, Hitachi Cable, JDS Uniphase, NEC, Oplink Communications, Opnext and Optium. We may also face competition from companies that expand into our industry in the future.

Some of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we have. As a result, some of these competitors are able to devote greater resources to the development, promotion, sale, and support of their products. In addition, our competitors that have larger market capitalization or cash reserves are better positioned than we are to acquire other companies in order to gain new technologies or products that may displace our product lines. Consolidation in the optical systems and components industry could intensify the competitive pressures that we face because these consolidated competitors may have longer operating histories and significantly greater financial, technical, marketing and other resources than we have.

Some existing customers and potential customers, as well as suppliers and potential suppliers, are also our competitors. These customers and suppliers may develop or acquire additional competitive products or technologies in the future, which may cause them to reduce or cease their purchases from us or supply to us, as the case may be. Further, these customers may reduce or discontinue purchasing our products if they perceive us as a serious competitive threat with regard to sales of products to their customers. Additionally, suppliers may reduce or discontinue selling materials to us if they perceive us as a serious competitive threat with regard to sales of products to their customers. As a result of these factors, we expect that competitive pressures will intensify and may result in price reductions, reduced margins and loss of market share.

Competition in the optical systems and components industry has contributed to substantial price-driven competition. As a result, sales prices for specific products have decreased over time at varying rates, in some instances significantly. Price pressure is exacerbated by the rapid emergence of new technologies and the evolution of technical standards, which can greatly diminish the value of products relying on older technologies and standards. In addition, the current economic and industry environment in the telecommunications sector has resulted in pressure to reduce prices for our products, and we expect pricing pressure to continue for the foreseeable future, which may continue to adversely affect our operating results. Reduced spending by our customers has caused and may continue to cause increased price competition, resulting in a decline in the prices we charge for our products. If our customers and potential customers continue to constrain their spending, or if the prices we charge continue to decline, our revenues and margins may be adversely affected.

We will lose market share and may not be successful if our customers do not qualify our products to be designed into their products and systems or if our customers significantly delay purchasing our products.

In the telecommunications industry, service providers and optical systems manufacturers often undertake extensive qualification processes prior to placing orders for large quantities of products such as ours, because these products must function as part of a larger system or network. Once they decide to use a particular supplier’s product or component, these potential customers design the product into their system, which is known as a “design-in” win. Suppliers whose products or components are not designed in are unlikely to make sales to that company until the adoption of a future redesigned system at the earliest, which could occur several years after the last design-in win. If we fail to achieve design-in wins in potential customers’ qualification processes, we may lose the opportunity for significant sales to such customers for a lengthy period of time.

The long sales cycles for sales of our products to customers may cause operating results to vary from quarter to quarter, which could continue to cause volatility in our stock price, and may prevent us from achieving profitability.

The period of time between our initial contact with certain of our customers and the receipt of an actual purchase order from such customers often spans a time period of six to nine months, and sometimes longer. During this time, customers may perform, or require us to perform, extensive and lengthy evaluation and testing of our products and our manufacturing processes before purchasing our products. While our customers are evaluating our products before they place an order with us, we may incur substantial sales and marketing and research and development expenses, expend significant management efforts, increase manufacturing capacity and order long-lead-time supplies. For example, one of our largest customers recently required us to perform extensive and lengthy evaluation and testing of a proposed product. After such extensive work, we failed to be designed-in for that product. If we increase capacity and order supplies in anticipation of an order that does not materialize, our gross margins will decline and we will have to carry and write off excess inventory. Even if we receive an order, if we are required to add additional manufacturing capacity in order to service the customer’s requirements, such manufacturing capacity may be underutilized in a subsequent quarter, especially if an order is delayed or cancelled. Either situation could cause our results of operations to be below the expectations of investors and public market analysts, which could, in turn, cause the price of our common stock to decline.

If the communications industry does not continue to evolve and grow steadily, our business may not succeed.

Future demand for our products is uncertain and will depend to a great degree on the speed of the widespread adoption of optical networks. If the transition occurs too slowly or ceases altogether, the market for our products and the growth of our business will be significantly limited.

Our future success depends on the continued growth and success of the telecommunications industry, including the continued growth of the Internet as a widely used medium for commerce and communication and the continuing demand for increased bandwidth over communications networks. If the Internet does not continue to expand as a widespread communication medium and commercial marketplace, the need for significantly increased bandwidth across networks and the market for optical transmission products may not develop. As a result, it would be unlikely that our products would achieve commercial success.

The rate at which telecommunications service providers and other optical network users have built new optical networks or installed new systems in their existing optical networks has fluctuated in the past and these fluctuations may continue in the future. Sales of our components depend on sales of fiber optic telecommunications systems by our systems-level customers, which are shipped in quantity when telecommunications service providers add capacity. Systems manufacturers compete for sales in each capacity deployment. If systems manufacturers that use our products in their systems do not win a contract, their demand for our products will decline, reducing our future revenues. Similarly, a telecommunications service provider’s delay in selecting systems manufacturers for a deployment could delay our shipments and revenues.

III. Acquisition and Integration Risks.

Difficulties in integrating our acquisitions of the optical components businesses of Alcatel, Corning and Vitesse have and could adversely impact our business.

We completed the acquisitions of the optical components businesses of Alcatel and Corning in July 2003 and Vitesse in August 2003. These acquisitions are the largest acquisitions we have completed, and the complex process of integrating and restructuring these businesses has required, and will continue to require, significant resources. Integrating the businesses acquired from Alcatel, Corning and Vitesse has been and will continue to be time consuming and expensive. Failure to achieve the anticipated benefits of these acquisitions or to integrate successfully the operations of the acquired businesses could harm our business, results of operations and cash flows. We may not realize the benefits we anticipate from these acquisitions because of the following significant challenges:

•	expected synergistic benefits from the acquisitions, such as lower costs, may not be realized or may be realized more slowly than anticipated, particularly with regard to costs associated with a reduction in headcount and facilities;

•	potentially incompatible cultural differences among the businesses;

•	geographic dispersion of operations; and

•	our inability to retain previous customers, suppliers, distributors, licensors or employees of Alcatel, Corning and Vitesse.

As of September 30, 2005 we employed 702 employees, located in the United States, Canada, China, France, Germany, Italy, Thailand and the United Kingdom. As a result, we face challenges inherent in efficiently managing a large number of employees over large geographic distances, including the need to implement and manage appropriate systems, policies, benefits and compliance programs. The inability to successfully manage the substantially larger and geographically diverse organization, or any significant delay in achieving successful management, could have a material adverse effect on us and, as a result, on the market price of our common stock.

We have incurred and expect to continue to incur significant costs and commit significant management time integrating and restructuring the operations, technology, development programs, products, information systems, customers and personnel of the businesses acquired from Alcatel, Corning and Vitesse. These costs have been and will likely continue to be substantial and include costs for:

•	converting, integrating, upgrading and managing information systems, including the extremely complex and time-consuming integration of data from Alcatel and Corning’s incompatible enterprise resource planning systems with our system;

•	integrating and reorganizing operations, including combining teams, facilities and processes in various functional areas;

•	identifying duplicative or redundant resources and facilities, developing plans for resource consolidation and implementing those plans;

•	professionals and consultants involved in completing the integration process;

•	vacating, subleasing and closing facilities;

•	employee relocation, redeployment or severance costs;

•	integrating technology and products; and

•	our financial advisor, legal, accounting and financial printing fees.

Acquisitions and investments may adversely affect our business.

We regularly review acquisition and investment prospects that would complement our existing product offerings, augment our market coverage, secure supplies of critical materials or enhance our technological capabilities. Acquisitions or investments have resulted in, and in the future could result in, a number of financial consequences, including without limitation:

•	potentially dilutive issuances of equity securities;

•	reduced cash balances and related interest income;

•	higher fixed expenses which require a higher level of revenues to maintain gross margins;

•	the incurrence of debt and contingent liabilities;

•	restructuring actions, which could result in charges that have a material effect on our results of operations and our financial position;

•	amortization expenses related to intangible assets; and

•	large, one-time write-offs.

For example, as a result of our acquisitions of Holographix and LambdaFlex, we recorded in the first quarter of fiscal 2003 a transitional goodwill impairment charge for all of our goodwill of $37.5 million, in accordance with Statement of Financial Accounting Standard No. 142 “Goodwill and Other Intangible Assets.” Further, as a result of our disposal of certain property, equipment and intellectual property rights, we recorded in the second quarter of fiscal 2003 a charge for reduction in long-lived assets of $1.5 million, in accordance with Statement of Financial Accounting Standard No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.”

In addition, in March 2002, we entered into an Agreement and Plan of Reorganization with Oplink Communications, pursuant to which we intended to acquire all of the outstanding capital stock of Oplink. The merger was subject to the approval of our stockholders and the stockholders of Oplink. While our stockholders approved the issuance of Avanex common stock in connection with the merger, the stockholders of Oplink failed to approve the merger in August 2002. We expensed $4.1 million in related merger expenses during the first quarter of fiscal 2003.

Furthermore, acquisitions may involve numerous operational risks, similar to the integration and operational risks and costs described above with regard to the businesses acquired from Alcatel, Corning and Vitesse.

IV. Operations and Research and Development Risks.

We have a limited operating history, which makes it difficult to evaluate our prospects and our operations.

We are in the optical systems and components industry. We were first incorporated in October 1997. Because of our limited operating history, we have limited insight into trends that may emerge in our industry and affect our business. The revenue and income potential of the optical systems and components industry, and our business in particular, are unproven. As a result of our limited operating history, we have limited financial data that can be used to evaluate our business. Our prospects must be considered in light of the risks, expenses and challenges we might encounter because we are in a new and rapidly evolving industry.

We face various risks related to our manufacturing operations that may adversely affect our business.

We may experience delays, disruptions or quality control problems in our manufacturing operations or the manufacturing operations of our third party manufacturers, and, as a result, product shipments to our customers could be delayed beyond the shipment schedules requested by our customers, which would negatively affect our business. Furthermore, even if we are able to timely deliver products to our customers, we may be unable to recognize revenue because of our revenue recognition policies. In the past, we have experienced disruptions in the manufacture of some of our products due to changes in our manufacturing processes, which resulted in reduced manufacturing yields, delays in the shipment of our products and deferral of revenue recognition. Any disruptions in the future could adversely affect our revenues, gross margins and results of operations. Changes in our manufacturing processes or those of our third party manufacturers, or the inadvertent use of defective materials by our third party manufacturers or us, could significantly reduce our manufacturing yields and product reliability. Because the majority of our manufacturing costs is relatively fixed, manufacturing yields are critical to our results of operations. Lower than expected manufacturing yields could delay product shipments and further impair our gross margins.

We may need to develop new manufacturing processes and techniques that will involve higher levels of automation to improve our gross margins and achieve the targeted cost levels of our customers. If we fail to effectively manage this process or if we experience delays, disruptions or quality control problems in our manufacturing operations, our shipments of products to our customers could be delayed.

We face risks related to our concentration of research and development efforts on a limited number of key industry standards and technologies, and our future success depends on our ability to develop and successfully introduce new and enhanced products that meet the needs of our customers in a timely manner.

In the past, we have concentrated our research and development efforts on a limited number of technologies that we believed had the best growth prospects. If we are unable to develop commercially viable products using these technologies, or these technologies do not become generally accepted, our business will likely suffer.

The markets for our products are characterized by rapid technological change, frequent new product introduction, changes in customer requirements, and evolving industry standards. Our future performance will depend upon the successful development, introduction and market acceptance of new and enhanced products that address these changes. We may not be able to develop the underlying core technologies necessary to create new or enhanced products, or to license or otherwise acquire these technologies from third parties. Product development delays may result from numerous factors, including:

•	changing product specifications and customer requirements;

•	difficulties in hiring and retaining necessary technical personnel;

•	difficulties in reallocating engineering resources and overcoming resource limitations;

•	changing market or competitive product requirements; and

•	unanticipated engineering complexities.

More recently, our industry has increased its focus on products that transmit voice, video and data traffic over shorter distances and are offered at lower cost than the products that we offer to our telecommunications customers for transmission of information over longer distances. If we are unable to develop products that meet the requirements of potential customers of these products, our business will suffer.

The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation and highly skilled engineering and development personnel, as well as the accurate anticipation of technological and market trends. We cannot assure that we will be able to identify, develop, manufacture, market or support new or enhanced products successfully, or on a timely basis. In addition, the introduction of new and enhanced products may cause our customers to defer or cancel orders for existing products. To the extent customers defer or cancel orders for existing products due to the expectation of a new product release or if there is any delay in development or introduction of our new products or enhancements of our products, our operating results would suffer. Further, we cannot assure that our new products will gain market acceptance or that we will be able to respond effectively to competitive products, technological changes or emerging industry standards. Any failure to respond to technological change would significantly harm our business.

If we are unable to forecast component and material requirements accurately or if we are unable to commit to deliver sufficient quantities of our products to satisfy customers’ needs, our results of operations will be adversely affected.

Our customers typically require us to commit to delivering certain quantities of our products to them (in guaranteed safety stock, guaranteed capacity or otherwise) without committing themselves to purchase such products, or any quantity of such products. Therefore, wide variations between estimates of our customers’ needs and their actual purchases may result in:

•	a surplus and potential obsolescence of inventory, materials and capacity, if estimates of our customers’ requirements are greater than our customers’ actual need; or

•	a lack of sufficient products to satisfy our customers’ needs, if estimates of our customers’ requirements are less than our customers’ actual needs.

We use a rolling three-month to twelve-month demand forecast based on anticipated and historical product orders to determine our component and material requirements. In addition, due to increased outsourcing, our procurement lead times have lengthened, which can result in higher inventory levels and greater risk of excess and obsolete inventory. It is very important that we accurately predict both the demand for our products and the lead times required to obtain the necessary components and materials. It is very difficult to develop accurate forecasts of product demand, especially given the current uncertain conditions in the telecommunications industry. Order cancellations and lower order volumes by our customers have in the past created excess inventories. For example, the inventory write-offs taken in the years ended June 30, 2005, and June 30, 2004, were primarily the result of our inability to anticipate decreases in demand for certain of our products and variations in product mix ordered by our customers. We have recorded $58.1 million of excess and obsolete inventory write-offs from our inception through September 30, 2005. If we fail to accurately predict both the demand for our products and the lead times required to obtain the necessary components and materials in the future, we could incur additional excess and obsolete inventory write-offs. If we underestimate our component and material requirements, we may have inadequate inventory, which could interrupt our manufacturing and delay delivery of our products to our customers. Any of these occurrences would negatively affect our results of operations.

Network carriers and telecommunication system integrators historically have required that suppliers commit to provide specified quantities of products over a given period of time. If we are unable to commit to deliver sufficient quantities of our products to satisfy a customer’s anticipated needs, we may lose the opportunity to make significant sales to that customer over a lengthy period of time. In addition, we may be unable to pursue large orders if we do not have sufficient manufacturing capacity to enable us to provide customers with specified quantities of products. If we cannot deliver sufficient quantities of our products, we may lose business, which could adversely impact our business, financial condition, and results of operations.

If our customers do not qualify our manufacturing processes they may not purchase our products, and our operating results could suffer.

Certain of our customers will not purchase our products prior to qualification of our manufacturing processes and approval of our quality assurance system. The qualification process determines whether the manufacturing line meets the quality, performance and reliability standards of our customers. These customers may also require that we, and any manufacturer that we may use, be registered under international quality standards, such as ISO 9001. In August 2000, we successfully passed the ISO 9001 registration audit and received formal registration of our quality assurance system at our Fremont facility, and we have passed subsequent reviews as well. Delays in obtaining customer qualification of our manufacturing processes or approval of our quality assurance system may cause a product to be removed from a long-term supply program and result in significant lost revenue opportunity over the term of that program.

All of the sites acquired as a result of the acquisitions of the optical components businesses of Alcatel and Corning are currently certified to ISO 9001.

We depend upon a limited number of contract manufacturers to manufacture a majority of our products, and our dependence on these manufacturers may result in product delivery delays, may harm our operations or have an adverse effect upon our business.

We rely on a limited number of outsourced manufacturers to manufacture a substantial majority of our components, subassemblies and finished products. In particular, one contract manufacturer, Fabrinet, currently manufactures products the sale of which constitutes a significant majority of our net revenue. We intend to develop further our relationships with these manufacturers so that they will eventually manufacture many of our high volume key components and subassemblies, and possibly a substantial portion of our finished products, in the future. The qualification of these independent manufacturers under quality assurance standards is an expensive and time-consuming process. Our independent manufacturers have a limited history of manufacturing optical subcomponents, and have no history of manufacturing our products on a turnkey basis. Any interruption in the operations of these manufacturers, or any deficiency in the quality or quantity of the subcomponents or products built for us by these manufacturers, could impede our ability to meet our scheduled product deliveries to our customers. As a result, we may lose existing or potential customers. We have limited experience in working with outsourced manufacturers, and do not have contracts in place with many of these manufacturers. As a result, we may not be able to effectively manage our relationships with these manufacturers. If we cannot effectively manage our manufacturing relationships, or if these manufacturers fail to deliver components in a timely manner, we could experience significant delays in product deliveries, which may have an adverse effect on our business and results of operations. Increased reliance on outsourced manufacturing, and the ultimate disposition of our manufacturing capacity in the future, may result in impairment charges relating to our long-lived assets in future periods, which would have an adverse impact on our business, financial condition and results of operations. In addition, for a period of time as we transfer production of certain products to these third party manufacturers and as our customers qualify such third party manufacturers, we incur fixed and variable costs at both locations.

Our products may have defects that are not detected until full deployment of a customer’s network, which could result in a loss of customers and revenue and damage to our reputation.

Our products are designed to be deployed in large and complex optical networks and must be compatible with existing and future components of such networks. Our products can only be fully tested for reliability when deployed in networks for long periods of time. Our products may not operate as expected, and our customers may discover errors, defects, or incompatibilities in our products only after they have been fully deployed and are operating under peak stress conditions. If we are unable to fix errors or other problems, we could experience:

•	loss of customers or customer orders;

•	loss of or delay in revenues;

•	loss of market share;

•	loss or damage to our brand and reputation;

•	inability to attract new customers or achieve market acceptance;

•	diversion of development resources;

•	increased service and warranty costs;

•	legal actions by our customers; and

•	increased insurance costs.

We may be required to indemnify our customers against certain liabilities arising from defects in our products, which liabilities may also include the following costs and expenses:

•	costs and expenses incurred by our customers or their customers to fix the problems; or

•	costs and expenses incurred by our customers or their customers to replace our products, or their products which incorporate our products, with other product solutions.

While we carry insurance policies covering this type of liability, these policies may not provide sufficient protection should a claim be asserted. To date, product defects have not had a material negative effect on our business, financial condition or results of operations; however, we cannot be certain that they will not have a material negative effect on us in the future.

We depend on key personnel to manage our business effectively, and if we are unable to hire, retain or motivate qualified personnel, our ability to sell our products could be harmed.

Our future success depends, in part, on certain key employees and on our ability to attract and retain highly skilled personnel. In August 2004, we hired a new President and Chief Executive Officer, who also recently was named as Chairman of the Board, and in September 2005 we hired an Acting Chief Financial Officer. In addition, we have recently made other significant changes in our executive and management teams, and there can be no assurance that these changes will be successful. The loss of the services of any of our key personnel, the inability to attract or retain qualified personnel, or delays in hiring required personnel, particularly engineering, sales or marketing personnel, may seriously harm our business, financial condition and results of operations. None of our officers or key employees has an employment agreement for a specific term, and these employees may terminate their employment at any time. For example, several of our executive officers left Avanex in fiscal 2005 and fiscal 2006. We do not have key person life insurance policies covering any of our employees. Our ability to continue to attract and retain highly skilled personnel will be a critical factor in determining whether we will be successful in the future. Competition for highly skilled personnel is frequently intense, especially in the San Francisco Bay Area. We may not be successful in attracting, assimilating or retaining qualified personnel to fulfill our current or future needs.

In addition, we have commenced a restructuring program designed to attempt to improve our financial performance. Among other things, we are moving substantially all of our manufacturing operations to lower cost locations. As a result, our headcount in the United States and Europe has been substantially reduced and will be reduced further in the future. To date, such actions have not resulted in substantial work stoppages. Decreases in labor productivity, however, whether formalized by a work stoppage, or strike, or simply decreased productivity due to morale issues could have an adverse effect on our business and operating results.

We face various risks that could prevent us from successfully manufacturing, marketing and distributing our products internationally.

As a result of the acquisitions of the optical components businesses of Alcatel and Corning and the opening of our operations center in Thailand and our development and marketing office in Shanghai, we expanded our international operations, including expansion of overseas product manufacturing, and we may continue to expand internationally in the future. Further, we have increased international sales and intend to further increase our international sales and the number of our international customers. We have also initiated significant restructuring programs overseas, and may initiate additional restructuring programs overseas in the future. Our international operations have required and will continue to require significant management attention and financial resources. For instance, we have incurred, and may continue to incur, startup costs to open our operations center in Thailand and our development and marketing office in Shanghai, and may incur costs in transferring operations to Thailand. We may not be able to maintain international market demand for our products. We currently have limited experience in manufacturing, marketing and distributing our products internationally, particularly from our new operations center in Thailand. In addition, international operations are subject to inherent risks, including, without limitation, the following:

•	greater difficulty in accounts receivable collection and longer collection periods;

•	difficulties inherent in managing remote foreign operations;

•	difficulties and costs of staffing and managing foreign operations with personnel who have expertise in optics;

•	import or export licensing and product certification requirements;

•	tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers imposed by foreign countries;

•	potential adverse tax consequences;

•	seasonal reductions in business activity in some parts of the world;

•	burdens of complying with a wide variety of foreign laws, particularly with respect to intellectual property, license requirements, employment matters and environmental requirements;

•	the impact of recessions in economies outside of the United States;

•	unexpected changes in regulatory or certification requirements for optical systems or networks; and

•	political and economic instability, terrorism and war.

Historically our international revenues and expenses have been denominated predominantly in U.S. dollars; however, as a result of the acquisitions of the optical components businesses of Alcatel and Corning, a portion of our international revenues and expenses are now denominated in foreign currencies. Therefore, fluctuations in the value of foreign currencies could have a negative impact on the profitability of our global operations, which would seriously harm our business, financial condition and results of operations.

V. Intellectual Property and Litigation Risks.

Current and future litigation against us could be costly and time consuming to defend.

We are regularly subject to legal proceedings and claims that arise in the ordinary course of business. Litigation may result in substantial costs and may divert management’s attention and resources, which may seriously harm our business, financial condition, results of operations and cash flows.

We may be unable to protect our proprietary technology, which could significantly impair our ability to compete.

We rely on a combination of patent, copyright, trademark and trade secret laws, confidentiality agreements and other contractual restrictions on disclosure to protect our intellectual property rights. We also rely on confidentiality agreements with our employees, consultants and corporate partners, and controlled access to and distribution of our technology, software, documentation and other confidential information. We have numerous patents issued or applied for in the United States and abroad, of which some may be jointly filed or owned with other parties. Further, we license certain intellectual property from third parties, including Alcatel and Corning, that is critical to our business, and we also license intellectual property to other parties. We cannot assure you that any patent applications or issued patents will protect our proprietary technology, or that any patent applications or patents issued will not be challenged by third parties. Further, we cannot assure you that parties from whom we license intellectual property will not violate their agreements with us; that their patent applications, patents and other intellectual property will protect our technology, products and business; or that their patent applications, patents and other intellectual property will not be challenged by third parties. Our intellectual property also consists of trade secrets, which require more monitoring and control mechanisms to protect. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we take will prevent misappropriation or unauthorized use of our technology. Further, other parties may independently develop similar or competing technology or design around any patents that may be issued or licensed to us.

We use various methods to attempt to protect our intellectual property rights. However, we cannot be certain that the steps we have taken will prevent the misappropriation of our intellectual property. In particular, the laws in foreign countries may not protect our proprietary rights as fully as the laws in the United States.

We face risks with regard to our third-party intellectual property licenses.

From time to time we may be required to license technology from third parties to develop new products or product enhancements. We cannot assure you that third-party licenses will be available to us on commercially reasonable terms, if at all. The inability to obtain a necessary third-party license required to develop new products and product enhancements could require us to substitute technology of lower quality or performance standards, or of greater cost, either of which could prevent us from operating our business. For example, Alcatel currently holds patent cross licenses with various third parties that may be necessary for us to operate our business. We cannot guarantee that we will be able to obtain these patent licenses from these third parties, or that we will be able to obtain these licenses on favorable terms. If we are not able to obtain licenses from these third parties, then we may be subject to litigation to defend against infringement claims from these third parties. Further, Alcatel has cross licenses with various third parties, which when combined with their own intellectual property, may permit these thirds parties to compete with us.

We may become subject to litigation or claims from or against third parties regarding intellectual property rights, which could divert resources, cause us to incur significant costs, and restrict our ability to utilize certain technology.

We may become a party to litigation in the future to protect our intellectual property or we may be subject to litigation to defend against infringement claims of others. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation also could force us to do one or more of the following:

•	stop selling, incorporating or using our products that use the challenged intellectual property;

•	obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all;

•	redesign the products that use the technology; or

•	indemnify certain customers against intellectual property claims asserted against them.

If we are forced to take any of these actions, our business may be seriously harmed. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights in order to determine the scope and validity of our proprietary rights or the proprietary rights of competitors. These claims could result in costly litigation and the diversion of our technical and management personnel.

VI. Other Risks.

Our business and future operating results may be adversely affected by events that are outside of our control.

Our business and operating results are vulnerable to interruption by events outside of our control, such as earthquakes, fire, power loss, telecommunications failures and uncertainties arising out of terrorist attacks throughout the world, including the continuation or potential worsening of the current global economic environment, the economic consequences of additional military action and associated political instability, and the effect of heightened security concerns on domestic and international travel and commerce. We cannot be certain that the insurance we maintain against fires, floods and general business interruptions will be adequate to cover our losses for such events in any particular case.

In addition, we handle hazardous materials as part of our manufacturing activities and are subject to a variety of governmental laws and regulations related to the use, storage, recycling, labeling, reporting, treatment, transportation, handling, discharge and disposal of such hazardous materials. Although we believe that our operations conform to presently applicable environmental laws and regulations, we may incur costs in order to comply with current or future environmental laws and regulations, including costs associated with permitting, investigation and remediation of hazardous materials and installation of capital equipment relating to pollution abatement, production modification and/or hazardous materials management. In addition, we currently sell products that incorporate firmware and electronic components. The additional level of complexity created by combining firmware and electronic components with our optical components requires that we comply with additional regulations, both domestically and abroad, related to power consumption, electrical emissions and homologation. Any failure to successfully obtain the necessary permits or comply with the necessary laws and regulations could have a material adverse effect on our operations.

Certain provisions of our certificate of incorporation and bylaws and Delaware law, as well as our 8% senior secured convertible notes, could delay or prevent a change of control of us.

Certain provisions of our certificate of incorporation and bylaws and Delaware law may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable. These provisions allow us to issue preferred stock with rights senior to those of our common stock and impose various procedural and other requirements that could make it more difficult for our stockholders to effect certain corporate actions.

In addition, Alcatel and Corning own shares of Avanex common stock representing 19.5% and 7.4%, respectively, of the outstanding shares of Avanex common stock as of November 9, 2005. Pursuant to the stockholders’ agreement entered into by Avanex, Alcatel and Corning, Alcatel and Corning are generally required to vote on all matters as recommended by the board of directors of Avanex, except, in the case of Alcatel, for proposals relating to certain acquisition transactions between Avanex and certain competitors of Alcatel. The concentration of ownership of our shares of common stock, combined with the voting requirements contained in the stockholders’ agreement, could have the effect of delaying or preventing a change of control or otherwise discourage a potential acquirer from attempting to obtain control of us, unless the transaction is approved by our board of directors.

Finally, certain provisions of our 8% senior secured convertible notes may discourage, delay or prevent a merger or acquisition because, upon a change of control (as defined in the notes), the holders of the notes will have certain redemption rights.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated into this prospectus by reference contain certain forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and

Section 21E of the Securities Exchange Act of 1934) and information relating to Avanex that are based on the beliefs of the management of Avanex as well as assumptions made by and information currently available to the management of Avanex. Statements that are not based on historical facts, which can be identified by the use of such words as “likely,” “will,” “suggests,” “target,” “may,” “would,” “could,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict,” and similar expressions and their variants, are forward-looking. Such statements reflect the judgment of Avanex as of the date of this prospectus and they involve many risks and uncertainties, such as those described below. These factors could cause actual results to differ materially from those predicted in any forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these forward-looking statements. We undertake no obligation to update forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock by the selling security holders. All net proceeds from the sale of the common stock covered by this prospectus will go to the selling security holders upon the offer and sale of their shares. See “Selling Security Holders” and “Plan of Distribution” described below.

SELLING SECURITY HOLDERS

Up to 57,079,894 shares of our common stock are being offered by this prospectus, all of which are being registered for sale for the accounts of the selling security holders and include the following:

•	120% of 38,888,890 shares of common stock initially issuable upon conversion of the amended and restated notes; and

•	120% of 8,677,689 shares of common stock initially issuable upon exercise of the amended and restated warrants.

The shares of common stock being offered by the selling security holders are issuable upon conversion of the amended and restated notes and upon exercise of the amended and restated warrants. For additional information regarding the issuance of those notes and warrants, see “Recent Developments” above. We are registering the shares of common stock in order to permit the selling security holders to offer the shares for resale from time to time. Except for the ownership of (i) the amended and restated notes and the amended and restated warrants issued pursuant to each Amendment Agreement dated November 8, 2005, (ii) the notes and warrants issued pursuant to the Securities Purchase Agreement dated May 16, 2005 and (iii) shares of common stock and additional investment rights issued to certain selling security holders pursuant to the Securities Purchase Agreement dated November 10, 2003 and the Securities Purchase Agreement dated February 23, 2004, the selling security holders have not had any material relationship with us within the past three years.

The table below lists the selling security holders and other information regarding the beneficial ownership of the shares of common stock by each of the selling security holders. The second column lists the number of shares of common stock beneficially owned by each selling security holder, based on its ownership of the amended and restated notes and the amended and restated warrants, as of December 2, 2005, assuming conversion of all such notes and exercise of such warrants held by the selling security holders on that date, without regard to any limitations on conversion or exercise.

The third column lists the shares of common stock which may be offered by this prospectus by the selling security holders.

In accordance with the terms of the registration rights agreement with the selling security holders, this prospectus generally covers the resale of 120% of the sum of (i) the number of shares of common stock initially issuable upon conversion of the amended and restated notes as of the trading day immediately preceding the date the registration statement is initially filed with the SEC and (ii) the number of shares of common stock initially issuable upon exercise of the amended and restated warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the conversion price of the amended and restated notes and the exercise price of the amended and restated warrants may be adjusted from time to time in accordance with the provisions of the amended and restated notes and the amended and restated warrants, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling security holders pursuant to this prospectus.

Under the terms of the amended and restated notes and the amended and restated warrants, a selling security holder may not convert the amended and restated notes or exercise the amended and restated warrants to the extent such conversion or exercise would cause such selling security holder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 9.9% of our then outstanding shares of common stock following such conversion or exercise, excluding for purposes of such determination shares of common stock issuable upon conversion of the amended and restated notes which have not been converted and upon exercise of the amended and restated warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling security holders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Security Holder	Number of Shares Owned Prior to the Offering(1)(2)	Maximum Number of Shares Which May Be Sold Pursuant to This Prospectus(2)(3)	Number of Shares Owned After Offering
Steelhead Investments Ltd. (4)	20,385,676	24,462,811	—
Kings Road Investments Ltd. (5)	13,590,450	16,308,540	—
Gryphon Master Fund, L.P. (6)	5,096,420	6,115,704	—
GSSF Master Fund, LP (7)	1,698,807	2,038,568	—
Castlerigg Master Investments Ltd. (8)	6,795,226	8,154,271	—
TOTAL	47,566,579	57,079,894	—

(1)	The number of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power and also any shares which an individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. The shares listed in this column include shares underlying the amended and restated notes and shares underlying the amended and restated warrants acquired in November 2005, in each case, which the selling security holders have the right to acquire within 60 days of December 2, 2005. The shares listed in this column do not reflect the 9.9% ownership limitation noted above. Unless otherwise indicated, each selling security holder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling security holders.

(2)

Assumes the full conversion of the holder’s amended and restated note at a conversion price of $0.90 and the full exercise of the holder’s amended and restated warrant at an exercise price of $1.13. Pursuant to Rule 416 of the

Securities Act, this registration statement also shall cover any additional shares of common stock that become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of our outstanding shares of common stock.

(3)	The number of shares to be sold by the selling security holders is based on 120% of the estimated number of shares of our common stock issuable to the selling security holders upon conversion of the amended and restated notes and upon exercise of the related amended and restated warrants (assuming for purposes of such calculation, that such notes and warrants were converted or exercised on the day immediately preceding the filing of the registration statement of which this prospectus is a part).

(4)	HBK Investments L.P. may be deemed to have sole voting and sole dispositive power over the securities registered hereunder pursuant to an Investment Management Agreement between HBK Investments L.P. and Steelhead Investments Ltd. Additionally, the following individuals may be deemed to have control over HBK Investments L.P.: Kenneth M. Hirsh, Laurence H. Lebowitz, William E. Rose, David C. Haley and Jamiel A. Akhtar. Steelhead Investments Ltd. is an affiliate of a registered broker-dealer and has represented to us that it acquired the securities in the ordinary course of business and, at the time of the purchase of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(5)	Kings Road Investments Ltd. (“Kings Road”) is a wholly-owned subsidiary of Polygon Global Opportunities Master Fund (“Master Fund”). Polygon Investment Partners LLP and Polygon Investment Partners LP (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), the Master Fund, Alexander Jackson, Reade Griffith and Paddy Dear share voting and dispositive power of the securities held by Kings Road. The Investment Managers, the Manager, Alexander Jackson, Reade Griffith and Paddy Dear disclaim beneficial ownership of the securities held by Kings Road.

(6)	Mr. E. B. Lyon, IV is authorized agent of Gryphon Master Fund, L.P. and has sole voting and dispositive power over the securities registered hereunder. Mr. Lyon disclaims beneficial ownership of these securities.

(7)	Mr. E. B. Lyon, IV is authorized agent of GSSF Master Fund, LP. and has sole voting and dispositive power over the securities registered hereunder. Mr. Lyon disclaims beneficial ownership of these securities.

(8)	Sandell Asset Management Corp. is the investment manager of Castlerigg Master Investment Ltd. (“Castlerigg”) and has shared voting and dispositive power over the securities owned by Castlerigg. Sandell Asset Management Corp. and Thomas E. Sandell, its sole shareholder, disclaim beneficial ownership of the securities owned by Castlerigg.

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable upon conversion of the amended and restated notes and upon exercise of the amended and restated warrants to permit the resale of these shares of common stock by the holders of such notes and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling security holders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling security holders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling security holders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling security holders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling security holders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling security holders may pledge or grant a security interest in some or all of the amended and restated notes or amended and restated warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus. The selling security holders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling security holders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling security holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling security holder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling security holders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling security holders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $88,969.91 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling security holder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling security holders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling security holders will be entitled to contribution. We may be indemnified by the selling security holders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling security holder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradeable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

The financial statements and the related financial statement schedule, as of and for the year ended June 30, 2005, and management’s report on the effectiveness of internal control over financial reporting, as of June 30, 2005, incorporated in this prospectus by reference from Avanex’s Annual Report on Form 10-K for the year ended June 30, 2005 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph regarding the uncertainty of Avanex Corporation’s ability to continue as a going concern, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Avanex Corporation as of June 30, 2004 and for each of the two years in the period ended June 30, 2004 appearing in Avanex Corporation’s Annual Report (Form 10-K) for the year ended June 30, 2005 (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

•	GOVERNMENT FILINGS. We file annual, quarterly and special reports and other information with the SEC. In addition, we have filed with the SEC a Registration Statement on Form S-3, of which this prospectus is a part, under the Securities Act of 1933, as amended, with respect to the shares of common stock offered hereby. You may read and copy any document that we file at the SEC’s public reference room in Washington, D.C located at 100 F Street, N.E., Room 1580. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference room. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov, or at our website at http://www.avanex.com.

•	STOCK MARKET. The common stock is traded on the Nasdaq National Market. Material filed by us can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

•	INFORMATION INCORPORATED BY REFERENCE. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

INFORMATION INCORPORATED BY REFERENCE

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering has been completed:

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2005 filed on September 28, 2005.

•	Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005 filed on November 14, 2005.

•	Our Current Report on Form 8-K filed on August 1, 2005.

•	Our Current Report on Form 8-K filed on September 12, 2005.

•	Our Current Report on Form 8-K filed on September 14, 2005.

•	Our Current Report on Form 8-K filed on September 20, 2005.

•	Our Current Report on Form 8-K filed on October 25, 2005.

•	Our Current Report on Form 8-K filed on October 28, 2005.

•	Our Current Report on Form 8-K filed on October 31, 2005.

•	Our Current Report on Form 8-K filed on November 2, 2005.

•	Our Current Report on Form 8-K reporting Items 1.01, 2.03, 3.02 and 5.03 filed on November 9, 2005.

•	Our Current Report on Form 8-K filed on November 10, 2005.

•	The description of our common stock contained in our Registration Statement on Form 8-A filed on January 26, 2000 pursuant to Section 12(g) of the Exchange Act, and any further amendment or report filed hereafter for the purpose of updating such description.

•	The description of our Preferred Stock Rights Agreement contained in our Registration Statement on Form 8-A filed on August 24, 2001, as amended on March 28, 2002, May 30, 2003 and May 25, 2005 pursuant to Section 12(g) of the Exchange Act, and any further amendment or report filed hereafter for the purpose of updating such description.

You may request free copies of these filings by writing or telephoning us at the following address:

Avanex Corporation

40919 Encyclopedia Circle

Fremont, CA 94538

Attention: Investor Relations

Telephone: (510) 897-4188

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

We will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission (“SEC”) registration fee.

Amount To Be Paid by Registrant
SEC registration fee	$3,969.91
Legal fees and expenses	$50,000.00
Accounting fees and expenses	$30,000.00
Miscellaneous expenses	$5,000.00

Total	$88,969.91

Item 15.	Indemnification of Directors and Officers

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides in relevant part that “[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful”. With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that “[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor....[by reason of his service in one of the capacities specified in the preceding sentence] against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.”

The Eighth Article of Avanex’s Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Article VI of Avanex’s Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of Avanex if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of Avanex, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

Avanex has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in Avanex’s Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Avanex carries officer and director liability insurance with respect to certain matters, including matters arising under the 1933 Securities Act, as amended.

Item 16.	Exhibits

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Description of Document
3.1(a)	Amended and Restated Certificate of Incorporation.

3.2(b)	Amended and Restated Bylaws.

4.1(c)	Form of Amendment Agreement, dated as of November 8, 2005 between Avanex Corporation and each buyer named therein.

4.4(d)	Registration Rights Agreement, dated as of May 16, 2005 between Avanex Corporation and the buyers named therein.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Deloitte and Touche LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-4 of this Form S-3).

(a)	Incorporated by reference to Exhibit 3.1 to the Registrant’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 16, 2000.

(b)	Incorporated by reference to Exhibit 3.1 to the Registrant’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2005.

(c)	Incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on November 9, 2005.

(d)	Incorporated by reference to Exhibit 10.4 to the Registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2005.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fremont, California, on December 2, 2005.

AVANEX CORPORATION

By:	/s/ JO S. MAJOR, JR.
Jo S. Major, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Jo S. Major, Jr. and Tony Riley, jointly and severally, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and on his or her behalf to sign, execute and file this Registration Statement and any or all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JO S. MAJOR, JR. Jo S. Major, Jr.	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	December 2, 2005

/s/ TONY RILEY Tony Riley	Acting Chief Financial Officer (Principal Financial and Accounting Officer)	December 2, 2005

/s/ TODD BROOKS Todd Brooks	Director	December 2, 2005

/s/ VINTON CERF Vinton Cerf	Director	December 2, 2005

/s/ GREG DOUGHERTY Greg Dougherty	Director	December 2, 2005

/s/ JOEL A. SMITH III Joel A. Smith III	Director	December 2, 2005

/s/ SUSAN WANG Susan Wang	Director	December 2, 2005

EXHIBIT INDEX

Exhibit Number	Description of Document
3.1(a)	Amended and Restated Certificate of Incorporation.

3.2(b)	Amended and Restated Bylaws.

4.1(c)	Form of Amendment Agreement, dated as of November 8, 2005 between Avanex Corporation and each buyer named therein.

4.4(d)	Registration Rights Agreement, dated as of May 16, 2005 between Avanex Corporation and the buyers named therein.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Deloitte and Touche LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-4 of this Form S-3).

(a)	Incorporated by reference to Exhibit 3.1 to the Registrant’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on May 16, 2000.

(b)	Incorporated by reference to Exhibit 3.1 to the Registrant’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2005.

(c)	Incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on November 9, 2005.

(d)	Incorporated by reference to Exhibit 10.4 to the Registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on May 17, 2005.